FOR IMMEDIATE RELEASE               Contact: Guy T. Marcus
February 15, 2001                   Vice President-Investor Relations
                                    214/978-2691

           HALLIBURTON DIVIDEND DECLARATION AND SHAREHOLDERS' MEETING

         DALLAS, Texas - The board of directors of Halliburton Company (NYSE:HAL) today declared a first quarter dividend of 12.5 cents a share on the company's common stock payable March 22, 2001 to shareholders of record at the close of business on March 1, 2001.
         The company's annual meeting of shareholders was set for May 15, 2001 in Dallas, Texas. Record date for determination of shareholders entitled to vote at such meeting is March 19, 2001 at the close of business.
         Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at www.halliburton.com.

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                       The Exhibit Index Appears on Page 4